EXHIBIT 23.2

Consent of Independent Accountants

Materialise NV

Leuven, Belgium

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-197236 and No. 333-212445) and Form F-3 (No. 333-213649 and No. 333-226006) of Materialise NV of our report dated June 26, 2018, relating to the financial statements of RSPRINT Powered by Materialise NV which appears in this Amendment No. 1 to the Annual Report on Form 20-F of Materialise NV. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO Bedrijfsrevisoren CVBA

On behalf of it,

Veerle Catry

/s/ Veerle Catry

Zaventem, Belgium

June 28, 2019